EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT
     I, L.F. Guindi, certify that:
     (a) A review of the servicer’s activities during the reporting period and of its performance under the applicable servicing agreement has been made under my supervision.
     (b) To the best of my knowledge, based on such review, the servicer has fulfilled all of its obligations under the applicable servicing agreement in all material respects throughout the reporting period.

By:	/s/ L.F. Guindi
L.F. Guindi
Vice President and Treasurer of Chrysler Financial Services Americas LLC, as servicer of Chrysler Financial Auto Securitization Trust 2009-A
Dated: March 23, 2010